Exhibit 10.23

                              EMPLOYMENT AGREEMENT

      This Employment Agreement (the "Agreement") is made and entered into as of January 21, 2003 by and among (i) Lumenis Ltd. Lumenis Inc., with its principal offices at 375 Park Avenue, New York, NY, U.S.A. ("Lumenis Inc.") (ii) Lumenis Ltd., a public company incorporated under the laws of the State of Israel, with its principal offices at the New Industrial Park, Yokneam, Israel ("Lumenis Ltd.", together with Lumenis Inc., shall be referred to hereunder as the "Companies"), and (iii) Mr. Sagi Genger (the "Executive").

      WHEREAS, the parties hereto have entered into an Employment Agreement dated as of July 1, 2001 ("2001 Agreement"), pursuant to which the Executive is employed as Executive Vice President and Chief Operating Officer of Lumenis Ltd. and Chief Operating Officer of Lumenis Inc.; and

      WHEREAS, the 2001 Agreement between the parties is terminated as of the date hereof; and

      WHEREAS, the parties have agreed on certain changes to the employment terms of the Executive and wish to incorporate said changes, all pursuant to the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby specifically acknowledged, the parties hereto agree as follows:

EMPLOYMENT. Lumenis Ltd. hereby employs the Executive in the capacity of Executive Vice President and Chief Operating Officer and Lumenis Inc. hereby employees the Executive as Chief Operating Officer, all upon the terms and subject to the conditions set forth below. The Executive hereby accepts employment with each company in such capacity upon the terms and subject to the conditions set forth below.

DUTIES. a) The Executive agrees to devote his full business time (except for certain exceptions as approved from time to time by the Chief Executive Officer of Lumenis Ltd. ("CEO")), attention, best efforts and ability to the affairs of the Companies. The Executive shall report to the CEO. The Executive shall have responsibility for the business affairs of the Companies and it's other subsidiaries, with the powers and duties as customarily assigned to such office and/or as otherwise may be defined by the CEO from time to time.

While performing services for the Companies, the Executive shall not engage in any activities that may interfere or conflict with the proper discharge of his duties.

TERMS AND TERMINATION. The term of the Agreement shall have commenced on July 1, 2001 and shall continue in full force and effect until terminated pursuant to the terms hereof.

The Agreement and the Executive's employment may be terminated (A) at any time at the option of either the Executive or both Companies jointly, and subject to a ninety (90) days prior written notice ("Prior Notice"); (B) upon the death of the Executive; (C) in the event of the inability of the Executive to perform his duties hereunder, whether by reason of injury (mental or physical), illness or otherwise, incapacitating the Executive for a continuous period exceeding 60 days or non-consecutive 60 days in any six month period; or (D) for cause. For purposes of this Agreement, an event or occurrence consisting "cause" includes, but is not limited to:

Dishonesty of the Executive affecting the Companies;

The Executive's conviction of a felony or any crime involving moral turpitude, fraud or misrepresentation;

Any gross negligence or willful misconduct of the Executive resulting in material loss to the Companies or any of its affiliates or material damage to the reputation of the Companies or any of its affiliates;

Any material breach of any of the provisions of this Agreement.

Subject to the provisions of paragraph (c) hereunder, in the event of a termination of this Agreement and the Executive's employment by the Companies pursuant to a Prior Notice, the Companies shall only be obligated to pay (i) Executive's base salary and benefits through the Prior Notice period specified above, provided that the Executive continues his employment obligations through such period, and (ii) the lump sum severance payment to which the Executive shall be entitled of one month base salary per each 12-month period of the Executive's employment with the Companies, according to the last base salary paid to the Executive, and a pro-rata portion for any shorter period (based on the principle of severance under Israeli law) ("Severance Payment"). The Companies shall have no further obligation to make any salary payments or provide any benefits to the Executive after the expiration of such Prior Notice period, except as required by applicable law and by this Agreement. Notwithstanding the foregoing, either company may, in its sole discretion, elect not to require the services of the Executive during the Prior Notice period, but shall continue to pay the Executive's base salary and benefits through such period.

Notwithstanding the aforesaid, in the event of termination of this Agreement and the Executive's employment hereunder (i) pursuant to a Prior Notice initiated by the Companies, (ii) a Change of Control in Lumenis Ltd. (as such term is defined in Lumenis Ltd. 2000 Share Option Plan), at the option of either the Executive or the Companies, or (iii) by the Executive for "good cause", including without limitation, where the Executive's duties are materially diminished, the Executive is required to relocate or payments and benefits due to him are reduced then, subject to the Executive delivering a standard release of claims with the Companies, the Companies shall be obligated to pay the Executive (A) a total lump sum amount of $350,000 (three hundred and fifty thousand United States Dollars) as well as all benefits described in Section 5 hereunder for a twelve (12) month period, from the date of termination (beginning immediately after the termination of the Prior Notice period), (B) participation bonus (as described in Section 5(c) hereunder) as if the Executive was employed in the Companies for the full calendar year in which termination occurs and for which such bonus is granted, and (C) acceleration of vesting of all unvested options that would by their terms vest in the a 12 month period following the termination.

BASE SALARY. As compensation for services rendered hereunder, the Companies shall pay the Executive, an annual base salary of U.S. $250,000 (two hundred and fifty thousand United States Dollars), payable in twelve equal monthly installments in conformance with the regular payroll dates and practices for salaried personnel of the Companies during the term of the Agreement. The CEO shall review the Executive's salary level annually or at such other times as the CEO shall determine. The Companies and the Executive shall reconcile any difference between all advances on account of salary made to the Executive prior to the date of this Agreement and any balance, if in the Executive's favor, shall be paid to the Executive, and if in the Companies' favor, shall be credited against future salaries.

BENEFITS. In addition to the compensation set forth in paragraph 4 above, the Executive shall receive the following benefits, and only such benefits, from the Companies, it being understood that any wage-based benefits shall be calculated exclusively on the basis of the base salary (without consideration to any other benefit);

VACATION. The executive shall be entitled to twenty-five (25) business days of vacation per year in accordance with Companies policy. The specific dates of such vacations shall be coordinated in advance with the CEO.

CERTAIN BENEFITS. The Companies shall grant the Executive with all benefits, such as pension, life insurance, health insurance, disability insurance, certain saving programs and others as are granted to the Companies' senior executives in the Executive's rank and under their usual terms pursuant to the Companies' current policies (including the employees' participation therein).

Such benefits shall include, but not be limited to, 401(k) plan participation.

PERFORMANCE BONUS. As an Executive Officer of the Companies the Executive will be eligible to participate in the Company Bonus Plan for Executive Officers at a 100% base participation rate for meeting 100% targets such as revenue, profit and other targets as will be set by the CEO and as shall be approved each calendar year by the Board of Directors of Lumenis Ltd. The plan is specifically designed to reward participants based upon the attainment of corporate and personal performance goals.

OPTIONS.

      The Executive will be entitled to periodic grants of options as part of total compensation as recommended by the CEO in writing and approved by the Board consistent with Lumenis Ltd.'s practice of compensating executive officers and as per Stock Option plans in effect.

CERTAIN REIMBURSEMENTS. The Executive shall be entitled to full reimbursement from the Companies for expenses incurred during the performance of his duties upon submission of substantiating documents, according to the Companies' standard policy. Without limiting the above, the Companies shall, during the term of this Agreement reimburse the Executive for all payments actually made by him in leasing a car for his personal use together with all reasonable expenses of maintaining and operating such car and (ii) in the use of his home and mobile telephones.

CONFIDENTIAL INFORMATION. The Executive agrees not to divulge or use, except in furtherance of the Companies' business at any time during his employment or after the termination of his employment with the Companies, any confidential and other proprietary information ("Confidential Information") obtained at any time, disclosed to the Executive or developed by the Executive in the course of the Executive's employment with the Companies or regarding the business of either the Companies, their subsidiaries, affiliates, or any of their customers, except that the Executive may disclose certain necessary information to co-workers employed at the Companies and to third parties when required to do so in connection with the performance of his duties hereunder. "Confidential Information" shall mean information which is not known to the public and shall include, but not be limited to, trade secrets, know-how, data, technical or non-technical, whether written, graphic or oral, the names and addresses of prospective or existing investors, customers, supply sources, ideas, financial information, operations policies, marketing strategies, business development plans, corporate assets, financial forecasts, and historical financial results.

COVENANT NOT TO SOLICIT BUSINESS. (a) Upon termination of this Agreement the Executive agrees that for a period of one (1) year he will not directly or indirectly solicit any business from individuals or entities that are customers at the time of the termination of this Agreement of the Companies, any of its subsidiaries or affiliates, without the prior written consent of Lumenis Ltd. Board of Directors.

For a period of one (1) year from the date of termination of this Agreement without the prior written consent of the CEO, the Executive shall not employ, offer to employ, or in any way directly or indirectly solicit or see to obtain or achieve the employment of any person employed by either the Companies, their subsidiaries, affiliates, or any successors, or assigns thereof now or during a one (1) year period from the date of the Executive's termination of employment, except for those executives who have left the Companies, their subsidiaries, affiliates, or any successors or assigns.

For a period of one (1) year from the date of termination of this Agreement, without the prior written consent of the CEO, the Executive shall not participate, directly or indirectly (whether as advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant of), in any Business Entity (except for an interest of less than 5% in any entity whose securities are traded in any exchange). For purposes of this paragraph 7(b), the term "Business Entity" shall mean any person, partnership, corporation or other business entity that at the time of the Executive's involvement with the Companies is involved in any competition with any business carried on by the Companies or their affiliates or subsidiaries prior to the date of this Agreement or hereafter conducted by the Companies or their affiliates or subsidiaries during the term of this Agreement anywhere in the world.

The parties hereto agree that the duration and area for which the covenant not to compete set forth in paragraph 7(b) above is to b effective and reasonable in terms of their geographical and temporal scope. In the event that any court determines that the time period and/or area are unreasonable and that such covenant is to that extent unenforceable, the parties hereto agree that such covenant shall remain in full force and effect for the greatest period of time and in the greatest geographical area that would not render it unenforceable. In addition, the Executive acknowledges and agrees that a breach of paragraph 6 or sections (a), or (b) of this paragraph 7 shall cause irreparable harm to the Companies, their subsidiaries, and/or its affiliates and that the Companies shall be entitled to specific performance of this Agreement or an injunction without proof of special damages, together with the costs and reasonable attorney's fees and disbursements incurred by the Companies in enforcing their rights under paragraph 6 and this paragraph 7.

INTELLECTUAL PROPERTY ASSIGNMENT. Any invention or know-how which shall occur to the Executive during the period of his employment relating to the business of the Companies or the use of any of its technologies, notwithstanding that it is perfected or reduced to specific form at any time thereafter provided that its conception arose during such period, including all rights therein and in any patent or other form of legal protection with respect thereto, shall become the sole property of the Companies, without need for any specific action or notice or any consideration to the Executive other than as provided for by this Agreement.

DEDUCTIONS AND WITHHOLDINGS. The Companies shall be entitled to deduct and withhold from any amount payable to the Executive, whether pursuant to this Agreement or otherwise, any and all taxes, withholdings or other payments as required under any applicable law.

NO ASSIGNMENT BY EXECUTIVE. The Executive shall have no right to assign any of the rights or to delegate any of the duties created by this Agreement and any assignment or attempted assignment of the Executive's rights, and any delegation or attempted delegation of the Executive's duties, shall be null and void. The Companies retain the right at any time to assign any of its rights or delegate any of its duties under this Agreement.

CONDITIONS. The Executive represents that he has full authority to enter into this Agreement and that the performance of his duties under this Agreement will not interfere with or violate the terms of any other agreement, arrangement or understanding.

BENEFIT. Except as otherwise expressly provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, beneficiaries, personal representatives, successors and assigns.

NOTICES. All notices hereunder shall be in writing and delivered by hand or faxed or mailed to the address stated below of the party to which such notice is given, or to such changed address as such party shall have given to the other party by written notice provided, however, that any notice of change of address shall be effective only upon receipt by the other party.

                  To the Companies:
                  Lumenis Ltd.
                   375Park Avenue
                  New York, NY  10019
                  Attention:  Chief Executive Officer

                  To Executive:
                  c/o Trans-Resources, Inc.
                   375 Park Avenue
                  New York, NY  10019

SEVERABILITY OF PROVISIONS. If any of the provisions of this Agreement is held invalid, such provisions shall be severed and the remainder of the Agreement shall remain in force and shall not be affected thereby.

NO ORAL CHANGES. This instrument constitutes and contains the entire Agreement between the parties except as otherwise expressly stated herein. This Agreement may be changed only in writing, and must be signed by the party against whom enforcement of any waiver, modification, discharge or other change is sought.

WAIVER. Neither party's failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

ENTIRE AGREEMENT. The Agreement contained in this instrument supersedes and cancels any and all prior agreements between the parties hereto, express or implied, written or oral, relating to the subject matter hereof. This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof.

GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any litigation concerning any claims under or breach of this Agreement shall be brought exclusively in the competent courts of the State of New York.

DESCRIPTIVE HEADINGS. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all such counterparts shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Companies and the Executive have executed this Employment Agreement, as of the day and year first above written.


                                      Lumenis Ltd.

                                      By: /s/ Jacob Frenkel
                                          --------------------------------------
                                          Prof. Jacob Frenkel
                                          Chairman of the Board


                                      Lumenis Inc.

                                      By: /s/ Kevin Morano
                                          --------------------------------------
                                          Kevin Morano
                                          Chief Financial Officer


                                  /s/Sagi Genger
                                  ----------------------------------------------
                                          Sagi Genger